                                                                Exhibit 99.B(10)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 18 to the Registration Statement of Separate Account VA-P of First Allmerica Financial Life Insurance Company on Form N-4 of our report dated January 26, 2004, except as to Note 10 which is as of March 29, 2004, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated March 26, 2004, relating to the financial statements of Separate Account VA-P of First Allmerica Financial Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 23, 2004